Exhibit 10.1
July 4, 2017
Mr. Matthew B. Brady
1240 Camelot Lane
Lemont, IL 60439

Dear Matt,
On behalf of the Board of Directors, I am very pleased to offer you the position of President and Chief Executive Officer of Westell Technologies, Inc. (“Company”) and President and
Chief Executive Officer of Westell, Inc. (“Operating Subsidiary”). Your position will primarily be located at the Company’s headquarters in Aurora, Illinois. You will report to the Board of
Directors for the Company and the Operating Subsidiary. Subject to your meeting the below requirements, your expected start date is July 17, 2017.

Compensation
Your starting salary for this position will be $340,000 annually (“Base Salary”), less all legally required withholdings and deductions, paid in accordance with the Company’s customary payroll practices.

You will also be eligible for incentive compensation awards in the form of Company common stock for FY18 which will be based upon performance in growing revenue and maintaining a specified level of profitability (on a non-GAAP basis). Specifically, following approval by the Company’s Compensation Committee and your start date, you will be awarded 40,000 total Restricted Stock Units (“RSU’s”) of Company Class A common stock
(with the award tied to achieving certain performance standards at a rate of up to 10,000
RSU’s per quarter for 2Q, 3Q and 4Q) and 10,000 RSU’s towards the combined three quarter objective (i.e., the combined results of the second, third and fourth quarters). These
RSU’s will be based upon meeting the performance metrics (and with varying thresholds) as set forth in Exhibit A and specified in the grant award document. Specifically, the Company will calculate the revenue and the operating income for the Company’s second, third and fourth quarters and for the three combined quarters beginning July 1, 2017 and ending
March 31, 2018 and will determine if those revenue and operating income results exceed certain revenue and operating profit thresholds specified in Exhibit A. If the Company achieves certain revenue results, then up to 7,500 RSU’s will be earned for each such period, and if the Company achieves certain operating income results, up to an additional
2,500 RSU’s will be earned for each such period (i.e., for a total of up to 10,000 RSU’s per

__________________________________________________________________________________________________________________________________________
750 NORTH COMMONS DRIVE ■¡ AURORA, IL 60504
(630) 898-2500 or (800) 323-6883
WESTELL TECHNOLOGIES CUSTOMER SUPPORT: (800) 377-8766
WWW.WESTELL.COM

Mr. Matthew B. Brady
July 4, 2017

quarter and also for the three combined quarters). Results below the lowest specified threshold will result in no award being achieved for the particular period.
As with all performance awards, a determination as to whether the performance metrics for a particular award have been met will be subject to the final determination being made in connection with the Audit Committee’s approval of our quarterly or annual financial statements, as the case may be. These performance-based equity awards will follow the
Company’s standard terms and conditions (which require that a participant not separate employment prior to the first anniversary of the grant date and vest on the first anniversary of the grant date if the Company achieves the performance metrics).

The Company reserves the right to change, alter, or terminate its plans in its sole discretion.

In addition to the compensation and equity award noted above, and after your start date and upon final approval of the Company’s Compensation Committee, you will be awarded a grant of RSU’s for the equivalent of 40,000 shares of Company Class A common stock.
Please note that these RSU’s will vest over three years (or 33.33% each year upon the anniversary of their grant), although as noted in the award a change in control, along with other changes, may trigger accelerated vesting. You will also be granted 100,000 Stock
Options upon your first date of employment, with an exercise price based upon the closing price on that date. Please note that these options will vest over three years (or 33.33%
each year upon the anniversary of their grant). The ultimate value of the award will vary depending upon the Company’s stock price, but Exhibit B sets forth an illustration of the financial package of the RSU’s and options with different stock prices.

In March of 2018, the Board would consider a FY19 equity award as well. The equity grants issued will otherwise follow the customary grant terms and the terms set forth in the Westell
Technologies, Inc. 2015 Omnibus Incentive Compensation Plan.

The Compensation Committee reserves the right to accelerate the vesting of RSU’s and options in its discretion. In particular, vesting may be accelerated if you are terminated by the Company within six (6) months of a change in control (as defined by the applicable grant documents). These equity grants will contain restrictive covenants and also shall constitute consideration for the restrictive covenants referenced later in this letter. In addition, in exchange for the equity awards covered herein, you would be required to sign
(and not revoke) at the time of separation, a Separation Agreement and Release.

You also agree to comply with the Company’s stock retention guidelines and policy.

We also would like to offer you twenty (20) days (i.e., four (4) weeks) of Paid Time Off
(“PTO”), which accrues ratably over the calendar year, but which you can use for your planned vacation at end of July. You will also be eligible to participate in the Company’s benefits package on the same terms as other similarly situated employees, in accordance with plan guidelines and policies. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The
Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. We will provide you additional information on Westell’s other employee benefits,

July 4, 2017

which will be reviewed with you during orientation. Eligibility for the benefits program begins the first of the month after your date of hire.

In consideration for this employment offer and the equity award set forth above, you will be asked to sign the Confidential Information, Invention Assignment and Non-Solicitation
Agreement attached hereto as Exhibit C on your start date.

Restrictive Covenants
As part of your employment with the Company:

Confidential Information: You acknowledge that you will obtain information, observations and data during the course of your employment by the Company concerning the Business and affairs of the Company and its direct and indirect subsidiary companies (the “Westell
Companies”) or of third parties that the Westell Companies may be required to keep confidential (the “Westell Company Information”) and that Westell Company Information is confidential and the property of the Westell Companies or of such third parties. You agree that you shall not at any time, whether during employment with the Company or subsequent to termination of employment, disclose to any unauthorized person or use for your own account or for the account of any third party any Westell Company Information without the
Company’s prior written consent, unless and then only to the extent the Westell Company
Information becomes generally known to and available for use by the public other than as a result of your acts or failure to act. You agree that you shall use your best efforts to prevent the unauthorized misuse, espionage, loss or theft of the Westell Company Information. You further agree to deliver to the Company at the termination of your employment, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the Business of the Westell
Companies that you may then possess or have under your control. For purposes of the covenants in this letter, Business means the design, development, manufacture and sale of
DSL modem, broadband products, telco access products and related services, and intelligent site management solutions and services of the Westell Companies as they exist or are being developed, extensions of those products and services during your employment and new products and services commenced or in development during your employment.

Competition: While employed and for one (1) year following termination, you agree that you shall not, directly or indirectly, for yourself, or for any business, whether a corporation, partnership, sole proprietorship, limited liability company, joint venture or other entity
(“Entity”), without the prior written consent of the Board of Company (which may be given or denied in its sole discretion):

(a) engage in or Participate In the Business or any other business that competes with, or develops or offers products or services competitive with the products or services of the Business, from Illinois or any state or country in which the
Westell Companies have ongoing Business or customers, or have solicited customers; or

(b) engage in or Participate In the Business or any other business that competes with, or develops or offers products or services competitive with the products or services of the Business, from any other location throughout the world; or

Mr. Matthew B. Brady
July 4, 2017

(c) call upon, solicit, serve, or accept business, from any customer or prospective customer (wherever located) of the Westell Companies with whom you had contact while employed at the Company for the purpose of selling products or services competitive with the products or services of the Business; or

(d) interfere with any business relationship of the Westell Companies, with any of their customers or prospective customers or induce any such customers or prospective customers to discontinue or reduce their relationship with the
Westell Companies.

For purposes of this letter, “Participate In” means the having of any direct or indirect interest in any Entity, whether as a partner, shareholder, member, operator, sole proprietor, agent, representative, independent contractor, consultant, franchiser, franchisee, joint venturer, owner or otherwise, or the rendering of any direct or indirect service or assistance to any
Entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise); provided that the term “Participate In” shall not include the mere ownership of less than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.

To the extent that you become employed by or consult for an Entity which is a subsidiary, division or other affiliate of a larger business enterprise, the determination as to whether you have violated this covenant shall be made solely by reference to the business activities conducted by the particular subsidiary, division or affiliate by which you become employed or serve as consultant.

No Solicitation: You agree that you shall not, for one (1) year following termination:
(i) induce or attempt to induce any person who is employed by the Westell Companies in any capacity to leave such person’s position, or in any way interfere with the relationship between the Westell Companies and such person, or (ii) hire directly or through another entity, in any capacity, any person who was employed by the Westell Companies within twelve (12) months prior to termination of your employment or during the twelve
(12) months after termination, unless and until such person has been separated from employment with the Westell Companies for at least six (6) months.

Inventions: You agree that any methodologies, inventions, improvements, discoveries, processes, programs or systems developed or discovered by you, whether during working hours or by using the Westell Companies’ facilities, equipment or trade secrets, shall be the sole and exclusive property of the Operating Subsidiary. You agree, upon reasonable request by the Company, to execute and deliver such assignments and other documents necessary to vest, at the Company’s sole expense, all right, title and interest in any discovery or development in the Operating Subsidiary. The Westell Companies may, upon prior notice to you and without any fee, film, videotape, photograph and record your voice and likeness, and may utilize your name and likeness, in connection with the promotion of the Westell Companies during employment upon prior notice. The Operating Subsidiary shall own all rights in any such film, videotape, photograph or record of your voice and likeness for such use. You acknowledge receipt of the notice provided by the Operating

Mr. Matthew B. Brady
July 4, 2017

Subsidiary pursuant to the Employee Patent Act (765 Illinois Compiled Statutes, Act 1060),
reproduced here:

NOTICE TO EMPLOYEE

This is to notify you that pursuant to the Employee Patent Act (765
Illinois Compiled Statutes, Act 1060), the provisions of this Agreement regarding the assignment of your rights in discoveries and inventions to the Operating Subsidiary DOES NOT APPLY to an invention for which no equipment, supplies, facilities or trade secret information of the Westell Companies was used and which was developed entirely on your own time, unless (a) the invention relates (i) to the business of the Westell Companies or (ii) to the Westell Companies’ actual or demonstrably anticipated research or development, or (b) the invention results from or is the product of any work performed by you for the Westell Companies in the scope of your efforts on behalf of the
Company.

Reasonable Scope and Duration. You agree that the restrictions in this letter are reasonable in scope, are necessary to protect the trade secrets and other confidential and proprietary information of the Westell Companies, that the benefits provided in this letter are full and fair compensation for these covenants and that these covenants do not impair your ability to be employed in other areas of your expertise and experience. Specifically, you acknowledge the reasonableness of the international scope of these covenants by reason of the international customer base and prospective customer base and activities of the
Westell Companies, the widespread domestic and international scope of your contacts created during your employment with the Westell Companies, the domestic and international scope of your responsibilities with the Westell Companies and your access to marketing strategies of the Westell Companies.

Notwithstanding the foregoing, if any court determines that any of the terms in this letter are unreasonable or unenforceable, such court may interpret, alter, amend or modify any or all of such terms to include as much of the scope, time period and intent as will render such restrictions enforceable, and then in such reduced form, enforce such terms. In the event of your breach of any covenant in this letter, the term of the covenant shall be extended for a period equal to the period that the breach continues.

Equitable Relief. You agree that any violation by you of any covenant in this letter may cause such damage to the Company as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, you agree that the
Company shall be entitled, as a matter of right, to a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by you. Such injunctive relief shall be in addition to and in no way in limitation of, any and all other remedies the Company shall have in law and equity for the enforcement of such covenants and provisions.

Mr. Matthew B. Brady
July 4, 2017

This letter shall be construed and enforced pursuant to the substantive laws of the State of
Illinois.

Other Requirements and Terms
This offer is contingent upon the satisfactory completion of reference checks, a drug check and a criminal background check. This offer of employment is not a contract for employment for any set period of time. Instead either you or the Company or Operating
Subsidiary may terminate your employment at any time, for any reason, with thirty (30)
days’f notice. Upon termination, you agree to promptly resign and shall be deemed to have resigned from any officer or director positions. The Board also agrees to consider whether to nominate you as a director and anticipates addressing that matter in 2018 and in connection with the 2018 annual meeting.

All of the compensation and benefit items that make up your terms and conditions of employment are extended with the rights as well as customary conditions of the Westell policies that govern them. If you have any questions regarding benefits, please contact me or our Director of Human Resources, Sharon Hintz, at 630-375-4160 or
SHintz@westell.com.

Please note that the Company and Operating Subsidiary are not interested in any confidential information, documents, or trade secrets that you may have acquired while employed elsewhere. You should not bring any such items with you to, or use any such items on behalf of, the Company or Operating Subsidiary. In addition, to the extent you are party to any restrictive covenant that prohibits you from contacting or soliciting certain customers, you are expected to adhere to any such agreements.

We are very excited about the prospect of you joining the Westell team. We are confident that you will bring a wealth of capabilities and values that are consistent with our plans to establish, develop and grow a world-class company.

By signing this letter, you acknowledge that the terms described in this letter set forth the entire agreement between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties, or covenants other than those contained herein. No term or provision of this letter may be amended, waived, released, discharged, or modified except in writing signed by you and an authorized officer of the Company except that the Company may, in its sole discretion, adjust incentive or variable compensation, stock plans and benefits.

Mr. Matthew B. Brady
July4, 2017
Page7

If the above is acceptable to you, please indicate your acceptance by signing below and returning a scanned or facsimile copy to me.

Welcome to Westell!
Sincerely,

/s/ Dennis O. Harris
Dennis O. Harris
Chairman of the Board

Accepted:

/s/ Matthew B. Brady            July 4th, 2017
Matthew B. Brady            Date